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                                                                    EXHIBIT 11.3

                             WEBLINK WIRELESS, INC.
                    COMPUTATION OF PER SHARE EARNINGS (LOSS)

                                                                          SIX MONTHS ENDED JUNE 30, 2000
                                                       -------------------------------------------------------------------
                                                           NUMBER                   PERCENT                  EQUIVALENT
                                                          OF SHARES               OUTSTANDING                  SHARES
                                                       ---------------           ---------------           ---------------
COMMON STOCK
   From Founders' Stock                                      2,300,000                    100.00%                2,300,000
   Stock Options Exercised                                   2,446,387                     88.44%                2,163,577
   Preferred Stock Converted to Common Stock                15,310,943                    100.00%               15,310,943
   1994 Common Stock Offerings                              11,242,857                    100.00%               11,242,857
   1995 Common Stock Offerings                               4,323,874                    100.00%                4,323,874
   1996 Common Stock Offering                                6,000,000                    100.00%                6,000,000
   1999 Treasury Stock Transaction                              (6,588)                   100.00%                   (6,588)
   March 2000 Debt Swap                                      3,789,715                     62.09%                2,352,955
   Canadian Transaction                                        714,286                     82.97%                  592,622
   Employee Stock Purchase Plan Shares Issued                  157,605                     92.51%                  145,802
   Warrants Exercised                                          132,539                     98.50%                  130,546
                                                       ---------------                                     ---------------
                                                            46,411,618                                          44,556,588

WEIGHTED AVERAGE SHARES OUTSTANDING                                                                             44,556,588

NET LOSS                                                                                                   $    (45,204,592)

NET LOSS PER SHARE                                                                                         $         (1.01)
                                                                                                           ===============